UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2009

NEXTWAVE WIRELESS INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51958	20-5361360
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.) no.)

13050 Science Center Drive, Suite 210 San Diego, California 92121
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:(858) 480-3100

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed, NextWave Wireless Inc. (the “Company”) entered into three separate Warrant Agreements (dated October 9, 2008, April 8, 2009 and July 2, 2009) with Avenue AIV US, L.P. (“Avenue”) pursuant to which Avenue was issued warrants to purchase an aggregate number of 45 million shares of common stock, par value $0.001 per share (“Common Stock”) of the Company (collectively, the “Warrant Shares”), for an exercise price of $0.01 per share in connection with certain financing transactions.  For additional information, see the Company’s filings on Form 8-K dated October 7, 2008, April 8, 2009 and July 2, 2009.

On December 16, 2009, the Company received notice from Avenue of the exercise of the October 9, 2008, April 8, 2009 and July 2, 2009 warrants.  Pursuant to the notice and the terms of the respective warrant agreements, Avenue requested the issuance of the Warrant Shares based on an exercise price of $450,000 (the “Exercise Price”).  Based on a Fair Market Value of the Warrant Shares (as determined in accordance with the respective warrant agreements) of $0.527915 per share of Common Stock, the Exercise Price was paid in kind by subtracting 852,410 shares of Common Stock from the total number of Warrant Shares issuable to Avenue.  Accordingly, after accounting for payment of the Exercise Price, the Company issued to Avenue 44,147,590 shares of Common Stock, with an issue date of December 17, 2009.  After the issuance of these shares, there are approximately 157,006,067 shares of Common Stock of the Company outstanding (of which affiliates of Avenue hold a total of approximately 46,057,574).  In addition, after giving effect to the exercise of the warrants, there are an additional 12.5 million shares of Common Stock of the Company subject to warrants with a strike price of $0.01 per share (of which none are held by affiliates of Avenue), Third Lien Notes convertible into 43,301,589 shares of Common Stock of the Company at a conversion price of $11.05 per share (of which affiliates of Avenue hold Third Lien Notes convertible into approximately 15,507,418 shares), and 21,643,310 shares subject to options with a weighted average exercise price of $2.56 per share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2009
NEXTWAVE WIRELESS INC.

By:	/s/ Frank A. Cassou
Frank A. Cassou Executive Vice President and Chief Legal Counsel